Exhibit 3.1

FIRST:                   The title of the By-Laws is amended to read as follows: “The By-Laws Of Ameriprise Financial, Inc., As Amended And Restated As Of November 28, 2006.”

SECOND:             The final sentence of Section 1.05 of the By-Laws is amended to read as follows: “Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, Directors shall be elected by the appropriate method provided for in Section 1.11 of these By-Laws, and in all other matters, the affirmative vote of the majority of shares present in person or represented by proxy at a meeting and voting on the subject matter shall be the act of the stockholders.”

THIRD:                  Article I, Section 1.10 of the By-Laws (“Notice Of Stockholder Business And Nominations”) is repealed in its entirety and the following is adopted in its place:

“Section 1.10  Notice Of Stockholder Business And Nominations.

(a)   Annual Meetings Of Stockholders.

(i)    Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of meeting, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who (1) was a stockholder of record at the time of giving of notice provided for in this Section 1.10 and at the time of the annual meeting, (ii) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in this Section 1.10.

(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 1.10, the stockholder must have given timely notice thereof in writing or by electronic transmission to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting and the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. To be in proper form, a stockholder’s notice to the Secretary of the Corporation must: (A) set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, (2) the class or series and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, as of the date of such notice (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date), and (3) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”); (B) if the notice relates to any business other than the nomination of a Director that the stockholder proposes to bring before the meeting, set forth (1) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder and beneficial owner, if any, in such business and (2) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; (C) set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a Director (1) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected) and (2) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a Director or executive officer of such registrant; and (D) with respect to each nominee for election or reelection to the Board of Directors, include the completed and signed questionnaire, representation and agreement required by Section 1.12 of these By-Laws. The Corporation may require any proposed nominee to furnish such other information, documents, affidavits, or certifications as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent Director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(iii)  Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 1.10 to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for Director or specifying the size of the increased Board of Directors at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1.10 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)   Special Meetings Of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any stockholder of the Corporation who (A) is a stockholder of record at the time of giving of notice provided for in this Section 1.10 and at the time of the special meeting, (B) is entitled to vote at the meeting and (C) complies with the notice procedures set forth in this Section 1.10. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more Directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by clause (a)(ii) of this Section 1.10 (including the completed and signed questionnaire, representation and agreement required by Section 1.12 of these By-Laws and any other information, documents, affidavits, or certifications required by the Corporation) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such a special meeting and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.  In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder notice as described above.

(c)   General.

(i)    Only such persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 1.10, and if any proposed nomination or business is not in compliance with the Section 1.10, to declare that such defective proposal or nomination shall be disregarded.

(ii)   For purposes of this Section 1.10, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(iii)  Notwithstanding the forgoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10.  Nothing in this Section 1.10 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (B) of the holders of any series of Preferred Stock, if any, to elect Directors if so provided under any applicable Preferred Stock Certificate of Designation (as defined in the Certificate of Incorporation).”

FOURTH:              A new Section 1.11 (“Required Vote For Directors”) is adopted and added to Article I, as follows:

“Section 1.11 Required Vote For Directors.

(a)   Majority Vote. Except as otherwise provided in paragraph (c) of this Section 1.11 in the case of a contested election, each Director to be elected by stockholders shall be elected by the vote of the majority of the votes cast at any meeting for the election of Directors at which a quorum is present.  For purposes of this Section 1.11, a majority of votes cast shall mean that the number of shares voted “for” exceeds 50% of the number of votes cast with respect to that Director’s election.  Votes cast shall include votes to withhold authority in each case and exclude abstentions with respect to that Director’s election.

(b)   Mandatory Tender Of Resignation. If a nominee for Director who is an incumbent Director is not elected and no successor has been elected at such meeting, the Director shall promptly tender his or her resignation to the Board of Directors unless he or she has previously tendered a resignation to become effective upon such nominee’s failure to receive the required vote for re-election pursuant to paragraph (a) of this Section 1.11 at the next meeting at which such nominee would stand for re-election. The Nominating and Governance Committee shall make a recommendation to the Board of Directors as to whether to reject the tendered resignation, or whether other action should be taken. The Board of

Directors shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within ninety (90) days from the date of the certification of the election results. The Nominating and Governance Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The Director who tenders his or her resignation shall not vote on the recommendation of the Nominating and Governance Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent Director’s resignation is not accepted by the Board of Directors, such Director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a Director’s resignation is accepted by the Board of Directors pursuant to this Section 1.11, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 2.14 of these By-Laws or may decrease the size of the Board of Directors pursuant to the provisions of Section 2.02 of these By-Laws.

(c)   Plurality Vote. In the event of a contested election of Directors, paragraphs (a) and (b) of this Section 1.11 shall not apply and Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and voting for nominees in the election of Directors at any meeting for the election of directors at which a quorum is present. For purposes of this Section1.11, a contested election shall mean any election of Directors in which the number of candidates for election as Directors exceeds the number of Directors to be elected.”

FIFTH:                   A new Section 1.12 (“Submission Of Questionnaire, Representation, And Agreement”) is adopted and added to Article I, as follows:

 “1.12 Submission Of Questionnaire, Representation, And Agreement.

(a)   To be eligible to be a nominee for election or reelection as a Director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Section 1.10(a)(ii) of these By-Laws) to the Secretary of the Corporation at the principal executive offices of the Corporation a completed and signed questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a signed representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that such person (i) will abide by the requirements of Section 1.11 (b) of these By-Laws, (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a Director of the Corporation, with such person’s fiduciary duties under applicable law, (iii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein, and (iv) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

SIXTH:                  The following Sections of the By-Laws, as numbered within Article I prior to the addition of the new Sections 1.11 and 1.12, are renumbered as follows, with no other amendments made to them:  Section 1.11 (“Inspectors Of Elections”) is renumbered as Section 1.13, and Section 1.12 (“Opening And Closing Of Polls”) is renumbered as Section 1.14.

SEVENTH:            Section 1.13 (“No Stockholder Action By Written Consent”) of the By-Laws, as numbered within Article I prior to the addition of the new Sections 1.11 and 1.12, is renumbered as Section 1.15 and is amended by deleting the language “Effective as of the time that the American Express Company, a New York corporation (“American Express”) distributes the Common Stock of the Corporation to American Express stockholders,” so that Section 1.15 of the amended and restated By-Laws shall read in its entirety as follows:

“Section 1.15 No Stockholder Action By Written Consent.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.”

EIGHTH:               Article II, Section 2.12 (“Resignations”) of the By-Laws is amended to read in its entirety as follows:

“Section 2.12 Voluntary Resignation.  Any Director may voluntarily resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director, to the Chairman of the Board or the Secretary of the Corporation. Unless otherwise specified in the notice of resignation, such resignation shall take effect immediately upon its receipt by the Chairman of the Board or the Secretary of the Corporation. This Section 2.12 shall not apply to any tender of resignation required by Section 1.11(b) of these By-Laws, which Section 1.11(b) alone shall govern any such mandatory tender of resignation by a Director. A Director who is required to tender his or her resignation pursuant to Article I, Section 1.11 (b) of these By-Laws may instead submit his or her voluntary resignation pursuant to this Section 2.12, provided that : (i) the Chairman of the Board or the Secretary of the Corporation receives the written notice of voluntary resignation no later than five (5) days after the date of the certification of the election results for the meeting of stockholders at which the director was nominated for re-election; and (ii) such resignation shall take effect immediately upon its receipt by the Chairman of the Board or the Secretary of the Corporation, regardless of any other effective date specified in the notice of resignation.”